SCHEDULE 14A (RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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SYMYX TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYMYX TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 12, 2007

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SYMYX TECHNOLOGIES, INC., a Delaware corporation (the “Company”), will be held on Tuesday, June 12, 2007, at 9:00 a.m., Pacific Daylight Time, at 1263 East Arques Avenue, Sunnyvale, California 94085 for the following purposes:

1.                 To elect three (3) Class II directors to serve for terms of three years expiring upon the 2010 Annual Meeting of Stockholders or until their successors are elected.

2.                 To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

3.                 To adopt the 2007 Symyx Technologies, Inc. Stock Incentive Plan.

4.                 To adopt the 2007 Executive Annual Cash Incentive Plan.

5.                 To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 19, 2007 are entitled to notice of and to vote at the meeting.

We cordially invite all stockholders to attend the meeting in person. However, to ensure your representation at the meeting, we urge you to mark, sign, date and return the enclosed Proxy in the postage-prepaid envelope enclosed for that purpose or vote over the internet or by telephone as instructed on the proxy card, as promptly as possible. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

FOR THE BOARD OF DIRECTORS

STEVEN GOLDBY
Chairman
Chief Executive Officer

Santa Clara, California
April 27, 2007

YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE OR VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED ON THE PROXY CARD, AS PROMPTLY AS POSSIBLE.

SYMYX TECHNOLOGIES, INC.

PROXY STATEMENT FOR THE 2007
ANNUAL MEETING OF STOCKHOLDERS
June 12, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Symyx Technologies, Inc. (the “Company” or “Symyx”), for use at the Annual Meeting of Stockholders to be held Tuesday, June 12, 2007 at 9:00 a.m. Pacific Daylight Time, or at any postponement or adjournment thereof (the “Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at the Company’s offices at 1263 East Arques Avenue, Sunnyvale, California 94085. The Company’s telephone number at that location is (408) 764-2000.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2006, including financial statements, were first mailed on or about May 9, 2007 to all stockholders entitled to vote at the Meeting.

Record Date and Principal Share Ownership

Stockholders of record at the close of business on April 19, 2007 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the Record Date, 33,388,171 shares of the Company’s Common Stock were issued and outstanding and held of record by approximately 111 stockholders. The closing price of the Company’s Common Stock on the Record Date as reported by the Nasdaq Global Select Market was $18.01 per share.

Revocability of Proxies

You may revoke any proxy given pursuant to this solicitation at any time before its use by delivering to the Secretary of the Company, or to the Inspector of Elections at the Meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. You may contact the Secretary of the Company at 415 Oakmead Parkway, Sunnyvale, CA 94085, United States.

Voting and Solicitation

Each stockholder is entitled to one vote for each share held as of the Record Date. Stockholders will not be entitled to cumulate their votes in the election of directors.

The Company will bear the cost of soliciting proxies. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Certain of the Company’s directors, officers, and regular employees may also solicit proxies personally or by telephone or facsimile without additional compensation.

Quorum; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Meeting in order to have the required quorum for the transaction of business. The Inspector of

Elections appointed for the Meeting will tabulate the votes cast in person or by proxy at the Meeting and will determine whether or not a quorum is present. If the shares present, in person and by proxy, at the Meeting do not constitute the required quorum, the Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares that are voted “FOR,” “AGAINST” or “WITHHELD” are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to a matter will also be treated as shares entitled to vote (the “Votes Cast”) with respect to such matter.

While no definitive statutory or case law authority exists in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted in the tabulation of the voting results for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, the Company will treat abstentions as a vote against the proposal (other than in the election of directors).

The Company will count broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) for purposes of determining the presence or absence of a quorum for the transaction of business, but not in the tabulation of the voting results on the election of directors or for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the adoption of an option plan or cash bonus plan). Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal. With respect to a proposal that requires a majority of the outstanding shares (such as an amendment to the certificate of incorporation), however, the Company will treat a broker non-vote as a vote against the proposal.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the three Class II directors, for the ratification of the appointment of the designated independent registered public accounting firm, for the adoption of the 2007 Stock Incentive Plan, for the adoption of the 2007 Executive Annual Cash Incentive Plan, and as the proxy holders deem advisable on other matters that may come before the Meeting, as the case may be, with respect to the items not marked.

Deadline for Receipt of Stockholder Proposals

All proposals of stockholders that are intended to be presented by such stockholders at the Company’s 2008 Annual Meeting must be received by the Company no later than December 30, 2007, including such proposals to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting. Stockholders are also advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Board of Directors Meetings and Committees

The Board of Directors of the Company held 7 meetings during the fiscal year ended December 31, 2006. Each director attended at least seventy-five percent of the meetings of the Board of Directors and each committee on which the director served during fiscal 2006.

Board of Directors Independence; Lead Independent Director

The Board of Directors has determined that each of its current directors, except for Steven D. Goldby, the Company’s Chairman and Chief Executive Officer, is independent within the meaning of the Nasdaq Global Select Market director independence standards, as currently in effect. In addition, on January 18, 2007, the Board appointed Edwin Gambrell to the position of lead independent director.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and a Governance Committee. From time to time, the Board of Directors may create ad hoc committees for special purposes. No such ad hoc committee is currently functioning.

Members acting on the committees of the Board of Directors during the year were:

	Audit Committee(3)	Compensation Committee(3)	Governance Committee(3)
Thomas R. Baruch	Member	Member
Samuel D. Colella		Chairperson	Member
Martin S. Gerstel	Member(1)
Anthony R. Muller	Chairperson
Kenneth J. Nussbacher	Member(2)		Chairperson

(1)          Mr. Gerstel resigned from the Board of Directors and the Audit Committee on July 18, 2006.

(2)          Mr. Nussbacher served as chairperson of the Audit Committee until the appointment of Mr. Muller as chairperson on August 13, 2006.

(3)          All committees are composed entirely of independent directors, within the meaning of Nasdaq Global Select Market listing standards, as currently in effect.

Audit Committee

The Audit Committee held five meetings during the fiscal year ended December 31, 2006. The Board of Directors has determined that each member of the Audit Committee meets the definition of “audit committee financial expert” as defined in Item 401(h) of regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. The Audit Committee is governed by a charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.symyx.com.

Compensation Committee

The Compensation Committee held three meetings during the fiscal year ended December 31, 2006. Information regarding the functions performed by the Compensation Committee is set forth in the “Compensation Discussion and Analysis,” included in this annual proxy statement. None of the members of the Compensation Committee is currently, or has ever been at any time since the Company’s formation, one of the Company’s officers or employees. The Compensation Committee is governed by a charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.symyx.com

Governance Committee

The Governance Committee held one meeting during the fiscal year ended December 31, 2006. The Governance Committee is governed by a charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.symyx.com.

Consideration of Director Nominees

Stockholder Recommendations

The policy of the Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations proposed for consideration by the Governance Committee should include the candidate’s name and qualifications for Board of Directors membership and should be addressed to:

Investor Relations
Symyx Technologies, Inc.
415 Oakmead Parkway
Sunnyvale, CA 94085
United States

In addition, procedures for stockholder direct recommendation of directors are discussed under “Deadline for Receipt of Stockholder Proposals” and are discussed in detail in the Company’s bylaws, which will be provided to stockholders upon written request.

Director Qualifications

Members of the Board of Directors should have the highest professional and personal ethics and values, consistent with the Company’s Code of Conduct and Ethics adopted on January 8, 2004. They should have broad experience at the policy-making level in business and technology. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee periodically assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at meetings of the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. Following verification of the stockholder status of persons proposing candidates, the Governance Committee aggregates the recommendations and considers them at a regularly scheduled meeting prior to the issuance of the proxy statement for the Company’s next annual meeting of stockholders. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Governance Committee. The Governance Committee may also review materials provided by professional search firms or other parties in connection with a candidate who is not recommended by a stockholder. In evaluating such recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Executive Sessions

Executive sessions of non-management directors are held at each regularly scheduled Board of Directors meeting (at least four times per year). The Company’s lead independent director schedules and chairs these sessions. Any non-management director can request that an additional executive session be scheduled.

Annual Meeting Attendance

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meetings of stockholders. One director attended the 2006 annual meeting of stockholders.

Stockholder Communication

Stockholders may communicate with the Board of Directors by submitting a letter to the attention of the Lead Independent Director, c/o Symyx Technologies, Inc., 415 Oakmead Parkway, Sunnyvale, CA 94085, United States.

Compensation Committee Interlocks and Insider Participations

Thomas Baruch, a member of the Company’s Compensation and Audit Committees, is the founder and Managing Director of CMEA Ventures, which holds a 17.5% interest in Intermolecular, Inc.; Mr. Baruch serves on Intermolecular’s board of directors and compensation committee. In August 2006, the Company invested $13,500,000 in exchange for approximately 13% of the outstanding shares of Intermolecular. The Company and Intermolecular also entered into a Collaborative Development and License Agreement in January 2005 and an Alliance Agreement in December 2005 pursuant to which the companies are working together to conduct research and development activities with respect to materials for use in semiconductor applications. Each party bears its own expenses. During 2006, the Company recorded $52,000 in royalty revenue from Intermolecular.

Mr.  Baruch is also a director of Solyndra, Inc., and CMEA Ventures holds a minority interest in Solyndra. The Company and Solyndra are parties to a Collaborative Research and License Agreement; development activities under that agreement ceased as of February 28, 2007.

In November 2006, the Company invested $400,000 in cash plus certain intellectual property with no cost basis related to sensor technology in exchange for approximately 38% of the outstanding shares of Visyx Technologies Inc. The Company has a 45% voting right in relation to its shareholdings. CMEA Ventures holds approximately 42% of the outstanding shares of Visyx and has a 49% voting right in relation to its shareholdings.

The Company believes each of the transactions described above have terms no less favorable to the Company than it could have obtained from unaffiliated third parties.

No member of the Compensation Committee serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more officers serving as a member of the Company’s Board of Directors or Compensation Committee.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors and Nominees for Director

Pursuant to the Company’s Amended and Restated Bylaws, the Company’s Board of Directors currently consists of seven persons, divided into three classes serving staggered terms of three years. Currently, there are two directors in Class I, three directors in Class II and two directors in Class III. The Governance Committee has recommended, and the Board of Directors has nominated, the three nominees listed below for election as Class II directors, each to serve until the 2010 annual meeting of stockholders or until a successor has been duly elected and qualified. The Class I and Class III directors will be elected at the Company’s 2009 and 2008 annual meetings of stockholders, respectively.

If any of such persons becomes unavailable or declines to serve as a director at the time of the Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. The Company does not expect that any of the nominees will be unavailable to serve.

The names of the three Class II nominees for election to the Board of Directors at the Meeting, their ages as of the Record Date and certain information about them are set forth below. The names of the current Class I and Class III directors with unexpired terms, their ages as of the Record Date, and certain information about them are also stated below.

Name	Age	First Became a Director	Principal Occupation / Position Held with the Company
Continuing Class I Directors
Thomas R. Baruch(1)(2)	68	1996	Founder and Managing Director, CMEA Ventures
Samuel D. Colella(2)(3)	67	1997	Managing Director, Versant Ventures
Nominees for Class II Directors
Steven D. Goldby(4)	67	1998	Chairman of the Board of Directors and Chief Executive Officer
Edwin F. Gambrell(5)	63	2004	Private investor
Anthony R. Muller(1)(6)	64	2006	Private investor
Continuing Class III Directors
Kenneth J. Nussbacher(1)(3)	54	1995	Fellow, Affymetrix, Inc.
Mario M. Rosati	60	1994	Partner, Wlson Sonsini Goodrich & Rosati

(1)          Member of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee meets the definition of an audit committee financial expert.

(2)          Member of the Compensation Committee.

(3)          Member of the Governance Committee.

(4)          Effective June 12, 2007, Steven D. Goldby will become Executive Chairman of the Company and Isy Goldwasser will become Chief Executive Officer and President.

(5)          The Board of Directors appointed Mr. Gambrell as lead independent director on January 18, 2007.

(6)          Mr. Muller was appointed to the Board of Directors following the resignation of Martin S. Gerstel on July 18, 2006.

There are no family relationships among any of the directors or executive officers of the Company.

Directors to Be Elected at the Annual Meeting

Steven D. Goldby served as the Company’s Chairman of the Board of Directors and Chief Executive Officer since July 1998. On April 25, 2007, the Company announced that effective as of the date of the Meeting, Mr. Goldby will become Executive Chairman of the Board and Isy Goldwasser, presently the Company’s President, will become the Company’s President and Chief Executive Officer. Prior to joining the Company, Mr. Goldby served as Chief Executive Officer and Chairman of the Board of MDL Information Systems, Inc. from 1987 to July 1998. Currently, My Goldby serves on the Board of Directors for Sunesis Pharmaceuticals, Inc., Ilypsa, Inc., and Intermolecular, Inc. Mr. Goldby holds an A.B. from the University of North Carolina and a J.D. from Georgetown University Law School.

Edwin F. Gambrell has served as a Company director since January 2004. Mr. Gambrell was an employee of The Dow Chemical Company (“Dow”) from 1976 to 2002, holding various marketing, sales and management positions, and most recently as Dow’s Executive Vice President, Basic Plastics and Chemicals Portfolio. Mr. Gambrell graduated from Texas A&M University with a B.S. in business economics.

Anthony R. Muller has served as a Company director since July 2006. From January 1998 to February 2003, he served as Executive Vice President and Chief Financial Officer of JDS Uniphase Corporation. Prior to that, he served as Senior Vice President and Chief Financial Officer of Micro Focus Group Plc, Senior Vice President Operations and Chief Financial Officer of Centigram Communications Corporation and as Director and Chief Financial Officer of Silicon Valley Group. Mr. Muller also currently serves on the board of directors for Webex Communications, Inc. Mr. Muller holds a B.A. in economics from the University of Pennsylvania and an M.B.A. from Stanford University.

Directors Whose Terms Extend Beyond the Annual Meeting

Thomas R. Baruch has served as a Company director since June 1996. Mr. Baruch founded, and since 1988 has been the Managing Director of CMEA Ventures, a venture capital firm. From 1990 to 1996, Mr. Baruch served as a special partner of New Enterprise Associates. Mr. Baruch serves on the boards of directors for Intermolecular, Inc., Monogram Biosciences, Inc., and Solyndra, Inc. Mr. Baruch holds a B.S. from Rensselaer Polytechnic Institute and a J.D. from Capital University.

Samuel D. Colella has served as a Company director since August 1996. During 1999, Mr. Colella co-founded Versant Ventures and holds the position of Managing Director. Since 1984, Mr. Colella has been a general partner of Institutional Venture Partners. Mr. Colella serves on the boards of directors of Alexza Pharmaceuticals, Inc., and Thermage, Inc. Mr. Colella holds a B.A. and B.S. from the University of Pittsburgh and an M.B.A. from Stanford University.

Kenneth J. Nussbacher has served as a Company director since February 1995. Mr. Nussbacher has been a Fellow of Affymetrix Inc. since August 2000. Previously, Mr. Nussbacher was Executive Vice President of Affymetrix from 1995 to 2000 and was Executive Vice President and Chief Financial Officer of Affymetrix from 1995 to 1997. Mr. Nussbacher also serves as a director of Xenoport, Inc.. Mr. Nussbacher holds a B.S. from Cooper Union and a J.D. from Duke University.

Mario M. Rosati has served as a Company director since September 1994. Mr. Rosati has been with the Palo Alto, California law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation since 1971, first as an associate and then as a member since 1975. Mr. Rosati also serves as a director of Aehr Test Systems, Sanmina-SCI Corporation and Vivus, Inc. Mr. Rosati holds a B.A. from the University of California, Los Angeles and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

Vote Required

The three nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as Class II directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES SET FORTH HEREIN.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2007, and recommends that stockholders vote “FOR” ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee and the Board of Directors will reconsider their selection.

Ernst & Young LLP has audited the Company’s financial statements annually since the Company’s inception in 1994.

Principal Accounting Fees and Services

In connection with the audits of the 2006 and 2005 financial statements, the Company entered into engagement agreements with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for the Company. Those agreements are subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table summarizes the fees paid or accrued to Ernst & Young LLP for various services provided for the years ended December 31, 2006 and 2005 (in thousands):

Service Category	2006	2005
Audit Fees	$935	$752
Audit-Related Fees	60	13
All Other Fees	2	126
Total	$997	$892

Audit Fees

Aggregate fees were for professional services rendered for the audits of the Company’s consolidated financial statements, limited reviews of the Company’s unaudited condensed consolidated interim financial statements and internal control over financial reporting, issuances of consent, and assistance with review of documents filed with the SEC.

Audit Related Fees

Aggregate fees were for services related to statutory audits, general accounting consultations, internal control, revenue recognition consultations and services related to a spin-off of the Company’s sensor business completed in 2006.

All Other Fees

Aggregate fees were for acquisition due diligence, access to an on-line research database, and services related to review of a government contract and custom duty advice.

The Company’s Audit Committee has considered whether such services that Ernst & Young provided are compatible with maintaining Ernst & Young’s independence as independent registered public accounting firm and has determined that such services are so compatible.

Pursuant to its policies, the Audit Committee pre-approves all audit and non-audit services provided to the Company by the independent registered public accounting firm. According to the Audit Committee charter, this pre-approval authority may be delegated to a single member of the Audit Committee and then reviewed by the entire Audit Committee at the Committee’s next meeting.

Representatives of Ernst & Young LLP are expected to be present at the Meeting, may make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. If stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent registered public accounting firms at any time during the year.

Vote Required

The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy at the Meeting and entitled to vote shall be required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

PROPOSAL NO. 3

ADOPTION OF THE 2007 SYMYX TECHNOLOGIES, INC. STOCK INCENTIVE PLAN

General

The Board has unanimously approved for submission to a vote of the stockholders a proposal to adopt the Symyx Technologies, Inc. 2007 Stock Incentive Plan (the “2007 Plan”). The purpose of the 2007 Plan is to retain key employees, consultants and directors of the Company, to attract new employees, consultants and directors, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. The Board believes that option grants and other forms of equity participation are vital to the Company’s efforts to remain competitive in its compensation practices. The Company’s 1997 Stock Plan (the “1997 Plan”) expired in February 2007 and the Company’s 2001 Nonstatutory Stock Option Plan (the “2001 Plan”), a non-shareholder-approved plan, has a remaining reserve of approximately 702,500 shares. Grants under the 2001 Plan may be non-qualified stock options only, must have an option term of 10 years or less, must have an exercise price not less than the fair market value of the Company’s Common Stock on the date of grant, and may be made only to employees of and consultants to the Company, excluding officers and directors. Therefore, it is necessary for the Company to adopt the 2007 Plan to replace the 1997 Plan, to have a means to provide equity incentives to its officers and directors, and to augment the 2001 Plan. The 2007 Plan will only become effective if approved by the Company’s stockholders.

If approved by the stockholders, a total of 750,000 shares of Common Stock will be initially reserved for issuance under the 2007 Plan, plus any shares of Common Stock that would otherwise return to either the 1997 Plan or the 2001 Plan as a result of forfeiture, termination or expiration of awards previously granted under such plans (notwithstanding any termination or expiration of such plans); provided, however, that the maximum aggregate number of shares of Common Stock that may be issued under the 2007 Plan pursuant to incentive stock options is 750,000 shares. Because shares attributable to forfeited, terminated or expired awards previously granted under the 2001 Plan will be added to the reserve under the 2007 Plan, such forfeited, terminated or expired awards will not be available for grant under the 2001 Plan if the 2007 Plan is approved. Notwithstanding the foregoing, any shares of Common Stock issued in connection with awards other than options and stock appreciation rights will be counted against the total share limit reserved under the 2007 Plan using a multiplier (the “Multiplier”) based on the Company’s annual stock price volatility as calculated by Institutional Shareholder Services; currently, that Multiplier is two shares of Common Stock for every one share of Common Stock in connection with such award. The Company intends to limit the number of awards granted such that the average annual burn rate for the next three years will be 2%. Burn rate is calculated as the sum of the total number of shares represented by stock options granted in a year, plus the total number of shares of restricted stock or other equity grants awarded in that year times the applicable Multiplier, divided by the number of shares of Common Stock outstanding at the end of the year. This calculation excludes any shares purchased by the Company’s employees under the Company’s 1999 Employee Stock Purchase Plan. Capitalized terms used but not defined in this Proposal No. 3 shall have the same meaning as in the 2007 Plan unless otherwise indicated.

A general description of the principal terms of the 2007 Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the 2007 Plan, a copy of which is attached to this Proxy Statement as Appendix A and incorporated herein by reference.

Vote Required

The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote, shall be required for the adoption of the 2007 Stock Incentive Plan.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE 2007 STOCK INCENTIVE PLAN.

Description of the 2007 Stock Incentive Plan

Purpose

The purpose of the 2007 Plan is to help the Company compete effectively with other enterprises for the services of qualified individuals and to provide the Company’s employees, consultants and directors, whose present and potential contributions are important to the success of the Company, an incentive, through ownership of the Company’s Common Stock, to continue in service to the Company.

Shares Reserved for Issuance under the 2007 Plan

If approved by the stockholders, a total of 750,000 shares of Common Stock will be initially reserved for issuance under the 2007 Plan, plus any shares of Common Stock that would otherwise return to either the 1997 Plan and 2001 Plan as a result of forfeiture, termination or expiration of awards previously granted under those plans (notwithstanding any termination or expiration of such plans); provided, however, that the maximum aggregate number of shares of Common Stock that may be issued pursuant to incentive stock options is 750,000 shares. Notwithstanding the foregoing, any shares of Common Stock issued in connection with awards other than options and stock appreciation rights will be counted against the total share limit reserved under the 2007 Plan by applying the applicable Multiplier to the shares of Common Stock covered by each award; conversely, shares of Common Stock returned to or deemed not to have been issued from the 2007 Plan under such awards will return to the share reserve as a number of shares of Common Stock calculated by using the Multiplier applied to the original award.

The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 750,000 shares. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 750,000 shares.

Administration

The 2007 Plan will be administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator (the “Administrator”), defined as the Board or one or more committees designated by the Board. The 2007 Plan will be administered by the Compensation Committee. With respect to grants to officers and directors, the Compensation Committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Code.

Terms and Conditions of Awards

The 2007 Plan provides for the grant of stock options, restricted stock, restricted stock units and stock appreciation rights (collectively referred to as “awards”). Stock options granted under the 2007 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants of the Company and its related entities. To the extent that the aggregate fair market value of shares of the Company’s Common Stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options. Under the 2007 Plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the 2007 Plan shall be designated in an award agreement.

The Administrator may issue awards under the 2007 Plan in settlement, assumption or substitution for outstanding awards or obligations to grant future awards in connection with the Company or a related entity acquiring another entity, an interest in another entity or an additional interest in a related entity whether by merger, stock purchase, asset purchase or other form of transaction. Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of the Company’s Common Stock or the amount of other consideration to be covered by each award (subject to the limitations set forth under the above sub-section of this Proposal No. 3 “Description of the 2007 Stock Incentive Plan-Shares Reserved for Issuance under the 2007 Plan”), to approve award agreements for use under the 2007 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the Plan, to construe and interpret the terms of the 2007 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2007 Plan, as the Administrator deems appropriate.

The term of any award granted under the 2007 Plan may not be for more than seven (7) years (or five (5) years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.

The 2007 Plan authorizes the Administrator to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of the Common Stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company). In the case of stock appreciation rights, the base appreciation amount shall not be less than 100% of the fair market value of the Common Stock on the date of grant. In the case of awards intended to qualify as performance-based compensation, the exercise or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the 2007 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares of Common Stock or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

The 2007 Plan provides that any amendment that would adversely affect the participant’s rights under outstanding awards shall not be made without the participant’s written consent; provided, however, that an amendment or modification that may cause an incentive stock option to become a non-qualified stock option shall not be treated as adversely affecting the rights of the participants. The 2007 Plan also provides that stockholder approval is required in order to (i) reduce the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the 2007 Plan or (ii) cancel any option or stock appreciation right awarded under the 2007 Plan in exchange for another award at a time when exercise price exceeds the fair market value of the underlying shares unless the cancellation and exchange occurs in connection with a Corporate Transaction. However, canceling an option or stock appreciation right in exchange for another option, stock appreciation right, restricted stock or other award, with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original option or stock appreciation right will not require shareholder approval.

Under the 2007 Plan, the Administrator may establish one or more programs under the 2007 Plan to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2007 Plan separate programs for the grant of particular forms of awards to one or more classes of grantees.

Termination of Service

An award may not be exercised after the termination date of such award as set forth in the award agreement. If a participant in the 2007 Plan terminates continuous service with the Company, an award may be exercised only to the extent provided in the award agreement. Where an award agreement permits a participant to exercise an award following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonqualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Transferability of Awards

Under the 2007 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable only by will and by the laws of descent and distribution and during the lifetime of a participant, to the extent and in the manner authorized by the Administrator, but only to the extent such transfers are made to family members, to family trusts, to family-controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the participant. The 2007 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

Section 162(m) of the Code

The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 750,000 shares.

Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.”  An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the cancelled award shall continue to count against the maximum number of shares of Common Stock with respect to which an award may be granted to a participant.

For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 750,000 shares. The foregoing limitations shall be adjusted proportionately by the Administrator in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the common stock of the Company and its determination shall be final, binding and conclusive. In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

Under the current version of Code Section 162(m), a “covered employee” is the Company’s chief executive officer and the four other most highly compensated officers of the Company. The Internal Revenue Service (“IRS”) is expected to release guidance shortly that may expand the definition of a “covered employee” to be consistent with recent changes under the reporting and disclosure rules of the Securities Exchange Act of 1934. The new reporting rules require disclosure for the chief executive officer, the chief financial officer (regardless of compensation) and the next three highest paid officers. Therefore, once the IRS issues the expected guidance, the Company will apply such guidance to its covered employees for the purposes of Section 162(m).

The 2007 Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation and amortization, (xvi) economic value added, (xvii) market share, (xviii) relative or absolute share price and (xix) proforma net income.

Change in Capitalization

Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by outstanding awards, the number of shares of Common Stock that have been authorized for issuance under the 2007 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of Common Stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting the Common Stock of the Company, (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”

Corporate Transaction.   Effective upon the consummation of a Corporate Transaction, outstanding awards may be assumed or replaced by the successor entity. Except as provided in an individual award agreement, for the portion of each award that is not assumed or replaced by the successor corporation, such portion of the award will automatically vest and become exercisable and be released from any repurchase or forfeiture rights immediately prior to the effective date of the Corporate Transaction. Any awards that have not been assumed, replaced or exercised as of the consummation of a Corporate Transaction shall terminate.

Change in Control.   Except as provided in an individual award agreement, in the event of a Change in Control (other than a Change in Control that is also a Corporate Transaction), each outstanding award will automatically vest and become exercisable and be released from any repurchase or forfeiture rights immediately prior to the effective date of the Change in Control.

Under the 2007 Plan, a Corporate Transaction is generally defined as:

•       acquisition of 50% or more of the Company’s stock by any individual or entity including by tender offer or a reverse merger (involving an acquisition of 40% or more of the Company’s stock);

•       a sale, transfer or other disposition of all or substantially all of the assets of the Company;

•       a merger or consolidation in which the Company is not the surviving entity; or

•       a complete liquidation or dissolution.

Under the 2007 Plan, a Change in Control is generally defined as:

•       acquisition of 50% or more of the Company’s stock by any individual or entity which a majority of the Company’s Board members (who have served on the Company’s Board for at least twelve (12) months) do not recommend the Company’s stockholders accept, or

•       a change in the composition of the Company’s Board over a period of twelve (12) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who have either been Board members continuously for a period of at least twelve (12) months or have been Board members for less than twelve (12) months and were elected or nominated for election by at least a majority of Board members who have served on the Company’s Board for at least twelve (12) months.

Amendment, Suspension or Termination of the 2007 Plan

The Board may at any time amend, suspend or terminate the 2007 Plan. The 2007 Plan will be for a term of ten (10) years unless sooner terminated by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, the Company shall obtain stockholder approval of any such amendment to the 2007 Plan in such a manner and to such a degree as is required.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of the 2007 Plan and the awards granted thereunder is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss non-U.S., state or local tax consequences or additional guidance that is expected to be issued by the Treasury Department under Section 409A of the Internal Revenue Code.

Nonqualified Stock Options

The grant of a nonqualified stock option under the 2007 Plan will not result in any federal income tax consequences to the optionholder or to the Company. Upon exercise of a nonqualified stock option, the optionholder is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the option holder, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the option holder’s total compensation is deemed reasonable in amount. Any gain or loss on the option holder’s subsequent disposition of the shares of Common Stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

If a nonqualified stock option is amended, such option may be considered deferred compensation and subject to the rules of new Section 409A of the Code, which provide rules regarding the timing of payment of deferred compensation. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Incentive Stock Options

The grant of an incentive stock option under the 2007 Plan will not result in any federal income tax consequences to the optionholder or to the Company. An optionholder recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the optionholder has held the shares of Common Stock. If the optionholder does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the optionholder will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the optionholder fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionholder, subject to possible limitations imposed by Section 162(m) of the Code and so long as the option holder’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If an option holder’s alternative minimum tax liability exceeds such option holder’s regular income tax liability, the optionholder will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the optionholder must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

In the event an incentive stock option is amended, such option may be considered deferred compensation and subject to the rules of new Section 409A of the Code. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest. In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a nonqualified stock option.

Restricted Stock

The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. For recipients who are employees this income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required and which may be accomplished by the withholding of a number of shares covered by the award equal to the withholding obligation) and the recipient’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient based on how long the stock has been held since the date of issuance. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Stock Appreciation Rights

Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required and which may be accomplished by the withholding of a number of shares covered by the award equal to the withholding obligation) and the recipient’s total compensation is deemed reasonable in amount.

A SAR can be considered non-qualified deferred compensation and subject to the new Section 409A of the Code. A SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Restricted Stock Units

Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required and which may be accomplished by the withholding of a number of shares covered by the award equal to the withholding obligation) and the recipient’s total compensation is deemed reasonable in amount.

Restricted stock units also can be considered non-qualified deferred compensation and subject to the new Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

New Plan Benefits

As of the date of this Proxy Statement, no executive officer, employee or director, and no associate of any executive officer or director, has been granted any options under the 2007 Plan. The benefits to be received by the Company’s directors, executive officers and employees pursuant to the 2007 Plan are not determinable at this time.

PROPOSAL NO. 4

ADOPTION OF THE 2007 EXECUTIVE ANNUAL CASH INCENTIVE PLAN

General

The purpose of this proposal is to seek stockholder approval of the Symyx 2007 Executive Annual Cash Incentive Plan (“Plan”). The Plan is being submitted to stockholders for approval pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which imposes limits on the Company’s ability to deduct for federal income tax purposes compensation paid to the Chief Executive Officer and the four highest paid executives other than the Chief Executive Officer unless certain requirements are met. The Company expects all of its executive officers, including those subject to Section 162(m), will participate in the Plan.

The Board of Directors has determined that approval of the Plan is in the best interests of the Company and its stockholders because it will permit the Company to deduct for tax purposes the full amount of the annual incentive compensation payments made to its participating senior executives. If the Plan is not approved by stockholders, it will not become effective.

Vote Required

The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy at the Meeting and entitled to vote shall be required for the adoption of the 2007 Executive Annual Cash Incentive Plan.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE 2007 EXECUTIVE ANNUAL CASH INCENTIVE PLAN.

Description of the 2007 Executive Annual Cash Incentive Plan

The following paragraphs summarize the material terms of the Plan. The complete text of the Plan is attached as Appendix B.

General

The purpose of the Plan is to tie a significant portion of the executive’s compensation to the success of his or her efforts in achieving specified performance objectives established for a given Plan Year (which is the Company’s fiscal year). The Plan is designed to attract, motivate and retain key executives on a market-competitive basis in which their total cash compensation levels are closely linked with the accomplishment of the Company’s overall financial and strategic objectives.

Administration

The Plan is administered by the Compensation Committee of the Board of Directors (“Committee”). The Committee has broad authority to administer and interpret the Plan document; propose, change, or eliminate Plan features; and determine the rights and obligations of Plan participants.

Eligibility

The Plan participant group is limited to senior executive officers of the Company who are designated by the Committee to participate in the Plan each Year. The Company anticipates that approximately six individuals, including the Company’s Chief Executive Officer, will be eligible for awards under the Plan in fiscal 2007.

Performance Criteria & Maximum Incentive

Before the 90th day of each Plan Year, the Committee will establish maximum target awards which will be payable to participants under the Plan only upon the achievement of specific performance goals. These performance goals may differ for each Plan Year and will be based on one or more of the following performance criteria:

•       Revenue

•       Gross margin

•       Operating income or margin

•       Earnings before interest, taxes, depreciation and amortization

•       Pre-tax profit

•       Net income

•       Proforma net income

•       Earnings per share

•       Cash flow

•       Relative or absolute share price

•       Total stockholder return

•       Return on equity

•       Return on assets

•       Return on investments

•       Economic Value Added

•       Market share

•       Increase in share price

•       Expenses

Performance criteria will be specifically defined by the Committee on a Company-specific basis or in comparison with the performance with other companies in the same industry. At the time the goals are established, the Committee may provide that the performance targets will be adjusted to exclude the effect of specified items of an unusual or nonrecurring nature, or provide that no such adjustment will be made. The maximum annual incentive award payable under the Plan to an individual participant may not exceed one million five hundred dollars ($1,500,000) for any given Plan Year. The Committee may establish lesser maximum target awards for each participant.

Payments

Before any payments are made under the Plan, the Committee must certify in writing that the performance goals justifying such payment have been met. No awards may be paid under the Plan to a participant for the Plan Year if the minimum applicable performance criteria are not achieved for that year. Notwithstanding the achievement of the specified performance levels, the Committee retains the discretion to reduce amounts earned under the Plan. The Committee has no discretion to increase amounts earned under the Plan, except to change prospectively the incentive formulas for subsequent Plan Years. Amounts earned under the Plan are expected to be paid within two and one half months after the close of the Plan Year to which the performance relates, but in any event will be paid by December 31 of the year following the Plan Year to which the performance relates. In general, a participant must be an active employee of the Company on the last business day of a Plan Year in order to receive any award for that year. The participant need not, however, remain an employee until the payment date.

Amendment and Termination

The Committee may amend, suspend or terminate the Plan at any time. Under no circumstances may the Plan be amended to permit the Committee to increase the amount of a previously set target award. No amendment is to be made without prior approval of the Company’s stockholders which would:

•       Increase the maximum award payable under the Plan

•       Change the specified performance objectives for payment of awards

•       Modify the requirements as to eligibility for participation

2007 Awards

On February 12, 2007, the Board approved a 2007 target bonus amount for each executive officer under the Plan which provides for a bonus of up to 65% of such executive officer’s annual salary upon the Company achieving certain performance targets, with the potential to earn up to an additional 35% of such executive officer’s annual salary for achieving defined outperformance targets, subject to the terms of the Plan. If the Plan is not approved by stockholders, the executive officers will not be eligible to receive these bonus amounts.

EXECUTIVE OFFICERS

The following table sets forth information as of December 31, 2006 regarding the Company’s executive officers.

Name	Age	Position
Steven D. Goldby	67	Chairman of the Board of Directors and Chief Executive Officer
Isy Goldwasser	37	President
W. Henry Weinberg, Ph.D	62	Executive Vice President and Chief Technical Officer
Jeryl L. Hilleman	49	Executive Vice President and Chief Financial Officer
Paul J. Nowak	52	Executive Vice President and Chief Operating Officer

Steven D. Goldby’s biographical information is set forth above at Proposal No. 1. Effective June 12, 2007, Mr. Goldby will become Executive Chairman of the Company and Isy Goldwasser will become Chief Executive Officer and President.

Isy Goldwasser has served as the Company’s President since February 1998. He also served as Chief Operating Officer from February 1998 to June 2004. From February 1996 to February 1998, Mr. Goldwasser served as the Company’s Vice President of Corporate Development. Mr. Goldwasser holds a B.S. from the Massachusetts Institute of Technology and an M.S. from Stanford University. Effective June 12, 2007, Steven D. Goldby will become Executive Chairman of the Company and Mr. Goldwasser will become Chief Executive Officer and President.

W. Henry Weinberg, Ph.D, has served as the Company’s Executive Vice President since August 1999 and Chief Technical Officer since March 1996. Dr. Weinberg previously served as the Company’s Vice President from March 1996 to August 1999. Dr. Weinberg is also an Adjunct Professor of Chemical Engineering at the University of California, Santa Barbara. Dr. Weinberg is a member of the National Academy of Engineering. He holds a B.S. from the University of South Carolina and a Ph.D. from the University of California, Berkeley.

Jeryl L. Hilleman has served as the Company’s Executive Vice President since August 1999 and Chief Financial Officer since June 1997. Ms. Hilleman also previously served as the Company’s Vice President from June 1997 to August 1999. Ms. Hilleman serves on the Board of Directors of Xenoport, Inc. Ms. Hilleman holds an A.B. from Brown University and an M.B.A. from the Wharton School of Business.

Paul J. Nowak joined the Company as Executive Vice President and Chief Operating Officer in June 2004. Prior to joining the Company, from 1997 to 2002, Mr. Nowak held a variety of positions with VWR International, including most recently as President and Chief Operating Officer of VWR International, and Chief Executive Officer and President-North America of VWR Scientific Products Corporation. Mr. Nowak received a B.S. in biology from the State University of New York. Mr. Nowak resigned from the Company effective March 30, 2007.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee establishes, implements and continually monitors adherence to the Company’s compensation philosophy. The Compensation Committee strives to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive.

Compensation Philosophy and Objectives

The Compensation Committee believes the most effective executive compensation program is one that is designed to reward the achievement of the Company’s specific annual, long-term and strategic goals, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of its peer companies. To that end, the Compensation Committee believes executive compensation packages provided by the Company to its executives should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee and the full Board make all compensation decisions for the Company’s actively-employed executive officers..

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

•       evaluating employee performance;

•       establishing business performance targets and objectives; and

•       recommending salary levels and stock awards.

The Chief Executive Officer and Chief Financial Officer work with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting as needed.

The Chief Executive Officer and Chief Financial Officer also participate in Compensation Committee meetings at the Committee’s request to provide:

•       background information regarding the Company’s strategic objectives;

•       their evaluation of the performance of the executive officers (other than themselves); and

•       compensation recommendations as to executive officers (other than themselves).

The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee evaluates separately the performance and compensation of the Chief Executive Officer and Chief Financial Officer, and has final discretion to modify any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. The Company benchmarks salaries against the Radford Benchmark (Technology), Executive, Sales, Benefits, Global Life Sciences (Biotech) and International surveys. Radford is a leading International survey company, based in San Jose, California. Radford’s suite of global surveys includes more than two million incumbents and offers current data to 2,000+ clients.

The Compensation Committee has also engaged Compensia, Inc., an outside human resources consulting firm, to conduct an annual review of its total compensation program for its executive officers. Compensia, Inc. provides the Compensation Committee relevant market data and alternatives to consider when making compensation decisions for executive officers and when assessing the recommendations being made by the Company’s management for executives.

In making compensation decisions and recommendations, the Compensation Committee compares each element of total compensation against the Radford survey data and a peer group of publicly-traded, similarly-sized technology and life science companies and also to regional technology and life science companies which we consider to be labor market competitors (collectively, the “Compensation Peer Group”). The Compensation Committee periodically reviews and updates the Compensation Peer Group, which consists of companies against which the Compensation Committee believes the Company competes for talent and for stockholder investment.

Because the Company competes with many larger companies for top executive-level talent, the Compensation Committee thus generally sets compensation for executive officers at the 75th percentile of compensation paid to similarly-situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual and market factors.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews information provided by Compensia, Inc. to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for the Company’s executive officers were:

•       base salary;

•       performance-based cash incentive compensation;

•       equity incentive compensation; and

•       perquisites and other personal benefits.

Base Salary

The Company provides its executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for executive officers are determined for each executive based on his or her position and responsibility by using market data.

During its review of base salaries for executives, the Compensation Committee primarily considers:

•       market data provided by the Radford surveys and our outside consultants;

•       internal review of the executive’s compensation, both individually and relative to other executive officers; and

•       individual performance of the executive.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases are based on the Compensation Committee’s assessment of the individual’s performance.

The salaries paid to the Company’s executive officers are set forth in the “Summary Compensation Table” on page 29.

Performance-Based Executive Cash Incentive Compensation Program

The Symyx Technologies, Inc. 2006 Cash Bonus Plan for Executive Officers (the “Bonus Plan”) was an annual cash incentive program under the management incentive plans. The Bonus Plan was subject to Compensation Committee oversight and modification. The Compensation Committee considers annually whether an annual cash incentive plan should be established for the fiscal year and, if so, approves the group of employees eligible to participate in the plan for that year.

The Bonus Plan provided for an annual cash bonus target of up to 75% of an executive’s annual base salary, with the Compensation Committee retaining authority, in its discretion, to increase the cash bonus to a total of up to 100% of an executive’s annual base salary, based upon the attainment by the Company of certain specified annual financial and other performance targets as well as certain non-financial factors related to the individual executive’s performance. The annual financial targets for the program were set by the Board and were based on the Company’s overall financial performance, including revenue and operating income targets and other individualized operational objectives.

Upon completion of the fiscal year, the Compensation Committee assesses the performance of the Company for each corporate financial objective and the individual executive’s performance and impact on Company operations.

Generally, the Compensation Committee sets the target levels for the financial objectives above the Company’s publicly-announced financial guidance. In making the annual determination of the minimum, target and maximum levels, the Compensation Committee may consider the specific circumstances facing the Company during the coming year. The financial objectives are set in alignment with the Company’s strategic plan and expectations regarding earnings per share and Company performance.

The payments made under the Bonus Plan to the Company’s executive officers are set forth in the “Summary Compensation Table” on page 29.

Equity Incentive Compensation Program

The Equity Incentive Compensation Program enables the Company to:

•       enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•       provide an opportunity for increased equity ownership by executives; and

•       maintain competitive levels of total compensation

For stock-based programs under the 1997 Plan, the Compensation Committee may grant participants shares of the Company’s Common Stock, restricted stock, restricted stock units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Compensation Committee may establish any conditions or restrictions it deems appropriate. Awards of stock options, restricted stock or restricted stock units vest between one and five years after the date of the grant. Each unit of restricted stock shall convert into one whole share of Common Stock upon vesting. Awards of stock options, restricted stock or units to insiders subject to Section 16(b) of the Securities Act of 1933 require the approval of the Compensation Committee.

Stock award levels are determined based on market data, vary among participants based on their positions within the Company and are granted at meetings of the Compensation Committee.

Prior to 2006, the Company primarily granted stock options as the preferred equity instrument to attract and retain employees and align their interests with shareholder value. Stock options were awarded with the exercise price equal to at the closing price of the Company’s Common Stock on the Nasdaq Global Select Market on the date of the grant. The majority of the options granted vest over one to four years of the ten-year option term. Vesting ceases upon termination of employment; exercise rights terminate 3 months after termination. Prior to the exercise of an option or the vesting of a restricted stock unit, the holder has no rights as a stockholder with respect to the shares subject to such option or unit, including voting rights and the right to receive dividends or dividend equivalents.

In 2006, the Company began granting full-value restricted stock units. The conversation ratio at which employees were granted restricted stock units as opposed to stock options ranged from 1:2 to 1:5. In 2006, the Compensation Committee awarded the executive officers the restricted stock units set forth in the “Grant of Plan Based Awards in 2006” on page 30 which vest over one year.

Perquisites and Other Personal Benefits

The Company provides some executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

During 2006, our Chief Operating Officer received a housing allowance of $28,600. Our Chief Technology Officer received airfare, housing and other commuting expense allowances, grossed up for tax purposes, in the aggregate amount of $138,000. These sums are included in column (i) of the “Summary Compensation Table” on page 29.

The Company has entered into Change of Control Severance Agreements with Messrs. Goldby and Goldwasser, Dr. Weinberg and Ms. Hilleman. The Change of Control Severance Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for certain executive officers is provided under the heading “Payments Made Upon a Change of Control” on page 33.

Retirement and Other Benefits

All employees in the United States are eligible to participate in the Symyx 401(k) Retirement Plan. The Company matches employee contributions up to the lower of 2% of employee’s salary or $4,400.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. In this regard, for fiscal 2006, the amount of compensation in excess of $1,000,000 for any executive officer was not deductible for federal income tax purposes.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This Compensation Committee Report shall not be “soliciting material” or deemed to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under this Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Respectfully submitted,
The Compensation Committee of the Board of Directors
Samuel D. Colella (Chairperson)
Tom Baruch
April 27, 2007

Summary Compensation Table

The following table sets forth the compensation paid by the Company during 2006 to its Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers who received compensation of more than $100,000 during 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Steven D. Goldby(4)	2006	$400,000	$—	$806,575	$—	$225,000	$4,400	$1,435,975
Chairman and Chief Executive Officer
Jeryl L. Hilleman	2006	$330,000	$—	$659,925	$—	$185,000	$4,400	$1,179,325
Executive Vice President and Chief Financial Officer
Isy Goldwasser(4)	2006	$375,000	$—	$806,575	$—	$211,000	$4,400	$1,396,975
President
W. Henry Weinberg	2006	$400,000	$—	$806,575	$—	$225,000	$142,400	$1,573,975
Executive Vice President and Chief Technical Officer
Paul J. Nowak(5)	2006	$350,000	$—	$659,925	$—	$262,500	$35,600	$1,308,025
Executive Vice President and Chief Operation Officer

(1)           Represents the proportionate amount of the total fair value of the stock and option awards recognized by the Company as an expense in 2006 for financial accounting purposes, disregarding for this purposes the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payments (FAS123R). See Note 4 to our combined and consolidated financial statements for the year ended December 31, 2006 contained in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of all assumptions made in connection with the computation of these values.

(2)           Represents payments made under the Company’s 2006 Cash Bonus Plan for Executive Officers.

(3)           Represents payments for housing allowances and matching contributions to the Company’s 401(k) qualified retirement plan.

(4)           Effective June 12, 2007, Mr. Goldby will become Executive Chairman of the Company and Mr. Goldwasser will become Chief Executive Officer and President.

(5)           Nr. Nowak resigned effective March 30, 2007.

Grants of Plan Based Awards in 2006

The following table sets forth certain information concerning grants of awards made to each executive officer during the fiscal year ended December 31, 2006:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Underlying Options (#)	Awards ($/Sh)	Option Awards(1)

Steven D. Goldby(2)	3/1/2006	$—	$300,000	$400,000	N/A	N/A	N/A	33,000	N/A	N/A	$967,890
Jeryl L. Hilleman	3/1/2006	$—	$247,500	$330,000	N/A	N/A	N/A	27,000	N/A	N/A	$791,910
Isy Goldwasser(2)	3/1/2006	$—	$281,250	$375,000	N/A	N/A	N/A	33,000	N/A	N/A	$967,890
W. Henry Weinberg	3/1/2006	$—	$300,000	$400,000	N/A	N/A	N/A	33,000	N/A	N/A	$967,890
Paul J. Nowak(2)	3/1/2006	$—	$262,500	$350,000	N/A	N/A	N/A	27,000	N/A	N/A	$791,910

(1)                Represents the grant date fair value of the award determined in accordance with FAS123(R).   See Note 4 to our combined and consolidated financial statements for the year ended December 31, 2006 contained in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of all assumptions made in connection with the computation of these values.

(2)                Effective June 12, 2007, Mr. Goldby will become Executive Chairman of the Company and Mr. Goldwasser will become Chief Executive Officer and President.

(3)                Mr. Nowak resigned effective March 30, 2007.

2006 Cash Bonus Plan for Executive Officers

The Symyx Technologies, Inc. 2006 Cash Bonus Plan for Executive Officers provided for an annual cash bonus target of up to 75% of an executive’s base salary, with the Compensation Committee of the Board of Directors of the Company retaining authority, in its discretion, to increase the cash bonus to a total of 100% of an executive’s base salary, based upon the attainment by the Company of certain specified annual financial and other performance targets as well as certain non-financial factors related to the individual executive’s performance. The annual financial and other targets for the program were set by the Compensation Committee and were based on the Company’s overall financial performance, including revenue and operating income targets and other non-financial objectives. Bonus payments were made on February 15, 2007.

Outstanding Equity Awards at December 31, 2006

The following table sets forth certain information concerning unexercised options, stock that has not vested and equity incentive plan awards for each executive officer outstanding as of the end of the fiscal year ended December 31, 2006:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable	Unexercisable	(#)	($)	(#)	($)	($)	Vested	Vested
Steven D. Goldby(1)	—	—	—	—	— (2)	33,000	$712,470	—	—

	8,888	—	—	$0.96	1/4/2009	(3)			—	—
	50,000	—	—	$12.00	10/21/2009	(4)			—	—
	216,724	—	—	$57.00	2/28/2010	(5)			—	—
	50,000	—	—	$25.50	1/11/2011	(6)			—	—
	50,000	—	—	$25.00	6/18/2011	(7)			—	—
	50,000	—	—	$16.70	3/1/2012	(8)			—	—
	150,000	—	—	$13.26	3/3/2013	(9)			—	—
	12,500	—	—	$26.70	3/1/2014	(10)			—	—
	12,500	—	—	$24.09	6/1/2014	(10)			—	—
	12,500	—	—	$18.95	9/1/2014	(10)			—	—
	12,500	—	—	$31.53	12/1/2014	(10)			—	—
	50,000	—	—	$27.89	3/1/2015	(11)			—	—
Jeryl L. Hilleman	—	—	—	—	—	(2)	27,000	$582,930	—	—
	48,888	—	—	$12.00	10/21/2009	(3)			—	—
	175,057	—	—	$57.00	2/28/2010	(5)			—	—
	40,000	—	—	$25.50	1/11/2011	(6)			—	—
	50,000	—	—	$25.00	6/18/2011	(7)			—	—
	50,000	—	—	$16.70	3/1/2012	(8)			—	—
	150,000	—	—	$13.26	3/3/2013	(9)			—	—
	12,500	—	—	$26.70	3/1/2014	(10)			—	—
	12,500	—	—	$24.09	6/1/2014	(10)			—	—
	12,500	—	—	$18.95	9/1/2014	(10)			—	—
	12,500	—	—	$31.53	12/1/2014	(10)			—	—
	50,000	—	—	$27.89	3/1/2015	(11)			—	—
Isy Goldwasser(1)	—	—	—	—	—	(2)	33,000	$712,470	—	—
	5,481	—	—	$0.96	12/4/2008	(12)			—	—
	38,888	—	—	$0.96	1/4/2009	(3)			—	—
	50,000	—	—	$12.00	10/21/2009	(4)			—	—
	108,390	—	—	$57.00	2/28/2010	(5)			—	—
	50,000	—	—	$25.50	1/11/2011	(6)			—	—
	80,000	—	—	$25.00	6/18/2011	(7)			—	—
	50,000	—	—	$16.70	3/1/2012	(8)			—	—
	150,000	—	—	$13.26	3/3/2013	(9)			—	—
	12,500	—	—	$26.70	3/1/2014	(10)			—	—
	12,500	—	—	$24.09	6/1/2014	(10)			—	—
	12,500	—	—	$18.95	9/1/2014	(10)			—	—
	12,500	—	—	$31.53	12/1/2014	(10)			—	—
	50,000	—	—	$27.89	3/1/2015	(11)			—	—

W. Henry Weinberg	—	—	—	—	—	(2)	33,000	$712,470	—	—
	50,000	—	—	$12.00	10/21/2009	(4)			—	—
	270,890	—	—	$57.00	2/28/2010	(5)			—	—
	50,000	—	—	$25.50	1/11/2011	(6)			—	—
	60,000	—	—	$25.00	6/18/2011	(7)			—	—
	50,000	—	—	$16.70	3/1/2012	(8)			—	—
	150,000	—	—	$13.26	3/3/2013	(9)			—	—
	12,500	—	—	$26.70	3/1/2014	(10)			—	—
	12,500	—	—	$24.09	6/1/2014	(10)			—	—
	12,500	—	—	$18.95	9/1/2014	(10)			—	—
	12,500	—	—	$31.53	12/1/2014	(10)			—	—
	50,000	—	—	$27.89	3/1/2015	(11)			—	—
Paul J. Nowak(13)	—	—	—	—	—	(2)	27,000	$582,930	—	—
	62,499	37,501	—	$23.58	7/14/2014	(14)			—	—
	50,000	—	—	$27.89	3/1/2015	(10)			—	—

***

           (1) Effective June 12, 2007, Mr. Goldby will become Executive Chairman of the Company and Mr. Goldwasser will become Chief Executive Officer and President.

           (2) 100% of the shares subject to these awards vested on March 1, 2007.

           (3) 100% of the shares subject to these awards were scheduled to vest on January 4, 2004, subject to acceleration upon the achievement of certain financial objectives. These awards were accelerated in full on December 31, 1999.

           (4) 100% of the shares subject to these awards were scheduled to vest on October 21, 2004, subject to acceleration upon the achievement of certain financial objectives. These awards were accelerated in full on November 17, 2002.

           (5) 20% of the shares subject to these awards vested on February 28, 2001 and the remainder vested monthly over four years. These awards were fully vested on February 28, 2005.

           (6) 1/48th of the shares subject to these awards vested on February 11, 2001 and 1/48th of the shares subject to these awards vested monthly thereafter. These awards were fully vested on January 11, 2005.

           (7) 1/12th of the shares subject to these awards vested on July 18, 2001 and 1/12th of the shares subject to these awards vested monthly thereafter. These awards were fully vested on June 18, 2002.

           (8) 1/12th of the shares subject to these awards vested on April 1, 2002 and 1/12th of the shares subject to these awards vested monthly thereafter. These awards were fully vested on March 1, 2003.

           (9) 1/12th of the shares subject to these awards vested on April 3, 2003 and 1/12th of the shares subject to these awards vested monthly thereafter. These awards were fully vested on March 3, 2004.

      (10) 100% of the shares subject to these awards vested on January 1, 2005.

      (11) These awards were granted fully vested on March 1, 2005.

      (12) 1/60th of the shares subject to the award vested on January 1, 1999 and 1/60th of the shares subject to this award vested monthly thereafter. The award was fully vested on December 4, 2002.

      (13) Mr. Nowak resigned effective March 30, 2007.

      (14) 25% of the shares subject to the award vested on July 14, 2005 and the remainder vests monthly over 36 months. This award will be fully vested on July 14, 2008.

Option Exercises and Stock Vested in 2006

The following table sets forth certain information concerning each exercise of stock options and each vesting of stock, including restricted stock, for each executive officer during the fiscal year ended December 31, 2006:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven D. Goldby(2)	30,000	$685,292	—	—
Jeryl L. Hilleman	20,000	$528,365	—	—
Isy Goldwasser(2)	25,630	$585,445	—	—

(1)          Reflects the difference between the market price and the exercise price of the options.

(2)          Effective June 12, 2007, Mr. Goldby will become Executive Chairman of the Company and Mr. Goldwasser will become Chief Executive Officer and President.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into change of control agreements with Steven D. Goldby, Isy Goldwasser, W. Henry Weinberg and Jeryl L. Hilleman. In the event of a change of control of the Company (as defined in the agreements) and the actual or constructive termination of employment, without cause, of the executive within 18 months following the change of control, all outstanding stock options issued to the executive will be accelerated and all of the Company’s rights to repurchase their restricted stock will lapse. Under these agreements, constructive termination of employment means the executive’s resignation following a reduction in salary, a material reduction in employment-related responsibilities or a requirement to relocate outside the Silicon Valley area. In addition, the Company has entered into restricted stock unit agreements which provide that upon a change of control, if the acquiring entity does not assume these agreements, the shares subject to vesting under such agreements will accelerate in full. The table below reflects the calculation of the aggregate dollar values related to acceleration of vesting of the incentive equity awards held by the executive officers named in the Summary Compensation Table at December 31, 2006 in the event of a change in control.

Name	Stock Options ($)	Restricted Stock Units ($)	Total ($)
Steven D. Goldby(1)	—	$712,470	$712,470
Jeryl L. Hilleman	—	$582,930	$582,930
Isy Goldwasser(1)	—	$712,470	$712,470
W. Henry Weinberg	—	$712,470	$712,470
Paul J. Nowak(2)	—	$582,930	$582,930

(1)          Effective June 12, 2007, Mr. Goldby will become Executive Chairman of the Company and Mr. Goldwasser will become Chief Executive Officer and President.

(2)          Excludes Mr. Nowak’s stock options with an exercise price of $23.58 as they were out-of-the-money on December 31, 2006. Mr. Nowak resigned effective March 30, 2007.

Director Compensation in 2006

The following table sets forth certain information concerning the compensation of our directors for the fiscal year ended December 31, 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Thomas R. Baruch	$43,125	$50,000	—	(5)	—	—		$93,125
Samuel D. Colella	$43,125	$50,000	—	(5)	—	—		$93,125
Martin S. Gerstel(2)	$19,457	$50,000	—	(5)	—	$1,000	(6)	$70,457
Edwin F. Gambrell	$40,000	$50,000	—	(5)	—	—		$90,000
Anthony R. Muller(3)	$22,174	$40,000	—	(5)	—	—		$62,174
Kenneth J. Nussbacher	$48,179	$50,000	—	(5)	—	$3,250	(7)	$101,429
Mario M. Rosati	$30,000	$50,000	—	(5)	—	—		$80,000
Peter Schultz, Ph.D.(4)	$12,065	—	—	—	—	$136	(6)	$12,201

(1)          Represents the proportionate amount of the total fair value of the stock and option awards recognized by the Company as an expense in 2006 for financial accounting purposes, disregarding for this purposes the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in 2006 were determined in accordance with FAS123R.  See Note 4 to our combined and consolidated financial statements for the year ended December 31, 2006 contained in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of all assumptions made in connection with the computation of these values.

(2)          Mr. Gerstel resigned from the Board of Directors on July 18, 2006. Mr. Gerstel’s compensation is pro rated for the portion of the year that he served on the Company’s Board of Directors.

(3)          Mr. Muller was appointed to the Board of Directors on July 18, 2006. Mr. Muller’s compensation is pro rated for the portion of the year that he served on the Company’s Board of Directors.

(4)          Dr. Schultz retired from the Board of Directors on May 25, 2006. Dr. Schultz’s compensation is pro rated for the portion of the year that he served on the Board of Directors.

(5)          Will vest in full on May 1, 2007.

(6)          Reimbursement of travel expenses incurred to attend meetings of the Board of Directors.

(7)          Reimbursement of director education expenses.

Each non-employee member of the Board receives an annual fee of $30,000 paid on a quarterly basis for service as a director. Effective April 1, 2006, each member (other than the chairperson of each committee) of the Audit Committee, Compensation Committee and Governance Committee receives an additional annual fee of $10,000, $7,500 and $7,500, respectively, paid on a quarterly basis. Effective April 1, 2006, the chairperson of the Audit Committee, Compensation Committee and Governance Committee receives an additional annual fee of $20,000, $10,000 and $10,000 respectively, paid on a quarterly basis. Additionally, upon the date of the Meeting of Stockholders of the Company held on May 25, 2006, each director received a restricted stock unit award equal to a value of $50,000, which will fully vested on May 1, 2007, provided that the non-employee director remains a director of the Company at such time.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is governed by a written charter approved by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee recommended to the Board of Directors that the Company’s financial statements be included in this Annual Report. The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 and the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their annual audits and interim reviews, their considerations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee approved all audit, audit related and non-audit services provided by the independent registered public accounting firm. The Audit Committee only approved services that were integrally connected to the audit services or that were at a level that did not otherwise compromise the independent registered public accounting firm’s independence. The Audit Committee has determined that all significant tax services are to be provided by a CPA firm other than the Company’s independent registered public accounting firm. The Audit Committee has not approved services that are related to financial information systems design and implementation or strategic tax planning services, and no such services have been performed by the independent registered public accounting firm. The Audit Committee held five meetings during fiscal year 2006. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.

The foregoing Audit Committee Report shall not be “soliciting material” or deemed to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under this Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Respectfully submitted,

The Audit Committee of the Board of Directors

Anthony R. Muller (Chairperson)

Thomas R. Baruch

Kenneth J. Nussbacher

April 27, 2007

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 19, 2007, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each listed stockholder is c/o Symyx Technologies, Inc., 415 Oakmead Parkway, Sunnyvale, CA 94085, United States.

Name and Address of Beneficial Owner	Amount of Common Stock	Percent of Class
5% Stockholders:
Mazama Capital Management, Inc.(3)	4,798,312	14.4%
One Southwest Columbia Street Suite 1500 Portland, Oregon 97258
T. Rowe Price Associates, Inc.(4)	4,446,401	13.3%
100 East Pratt Street Baltimore, MD 21202
Baron Capital Group, Inc.(5)	2,302,400	6.9%
BAMCO, Inc. Baron Capital Management Inc. Baron Growth Fund Ronald Baron 767 Fifth Avenue New York, NY 10153
Steven D. Goldby(6)	699,315	2.4%
Isy Goldwasser	644,147	2.2%
W. Henry Weinberg, Ph.D	742,981	2.5%
Jeryl L. Hilleman(7)	634,722	2.1%
Paul J. Nowak	136,107	*
Thomas R. Baruch	64,825	*
Samuel D. Colella(8)	122,192	*
Edwin F. Gambrell	51,864	*
Kenneth J. Nussbacher(9)	71,364	*
Mario M. Rosati(10)	69,125	*
Anthony R. Muller(11)	1,681	*
All directors and executive Officers as a group (12 persons)	3,238,323	9.7%
Total	14,785,436	44.3%

                       Less than 1% of the outstanding shares of common stock.

       (1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 19, 2007 are deemed outstanding. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

       (2) Percentage of beneficial ownership is based on 33,388,171 shares of Common Stock outstanding as of April 19, 2007.

       (3) Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2007, Mazama capital Management, Inc. has no shared voting power or shared dispositive power and has sole voting power with respect to 2,826,450 shares and sole dispositive power with respects to 4,798,312 shares as of December 31, 2006.

       (4) Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, T. Rowe Price Associates, Inc. has no shared voting or dispositive power and has sole voting power with respect to 1,495,611 shares and sole dispositive power with respect to 4,446,401 shares as of December 31, 2006.

       (5) Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, (i) Baron Capital Group, Inc. has no sole voting or dispositive power and has shared voting power with respect to 2,034,900 shares and shared dispositive power with respect to 2,302,400 shares as of December 31, 2006, (ii) BAMCO, Inc. has no sole voting or dispositive power and has shared voting power with respect to 1,863,200 shares and shared dispositive power with respect to 2,113,200 shares as of December 31, 2006, (iii) Baron Capital Management Inc. has no sole voting or dispositive power and has shared voting power with respect to 171,700 shares and shared dispositive power with respect to 189,200 shares as of December 31, 2006, (iv) Baron Growth Fund has no sole voting or dispositive power and has shared voting power with respect to 1,650,000 shares and shared dispositive power with respect to 1,650,000 shares as of December 31, 2006 and (v) Ronald Baron has no sole voting or dispositive power and has shared voting power with respect to 2,304,900 shares and shared dispositive power with respect to 2,302,400 shares as of December 31, 2006

  (6) All shares are held by the Steven Goldby and Florence Goldby Trust, of which Mr. and Mrs. Goldby are trustees.

       (7) All shares are held by Jeryl L. Hilleman and William A. Albright, Jr. as trustees of the Hilleman/Albright Family Trust.

       (8) Includes 62,300 shares held by Samuel D. and Nancy R. Colella as trustees of The Colella Family Trust and 5,528 shares held by Colella Family Partners, of which Mr. Colella is a general partner. Mr. Colella disclaims beneficial ownership of the shares held by Colella Family Partners, except to the extent of his individual partnership interests therein.

       (9) All shares are held by Shomar Corporation. Mr. Gerstel and his wife are the sole owners of this entity.

(10) All shares are held by Kenneth J. Nussbacher and Loretta S. Nussbacher, Trustees of the Nussbacher Revocable Trust dated October 6, 1999.

(11) Includes 5,185 shares held by Mr. Rosati’s wife.

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2006 with respect to our shares of common stock that may be issued under our existing equity compensation plans.

	A	B	C
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	6,446,274 (3)	$27.41	3,593,661 (4)
Equity Compensation Plans Not Approved by Stockholders(2)	316,318	$26.01	713,950
Total	6,762,592	$27.35	4,307,611

(1)          Consists of the 1996 Stock Option Plan, 1997 Stock Option Plan and the 1999 Employee Stock Purchase Plan.

(2)          Consists of IntelliChem, Inc. 2003 Stock Option Plan assumed in connection with the acquisition of IntelliChem on November 30, 2004, the Synthematix, Inc. 2000 Equity Compensation Plan, as amended, assumed in connection with the acquisition of Synthematix on April 1, 2005, and the 2001 Non-statutory Stock Option Plan.

(3)          Excludes purchase rights accruing under our 1999 Employee Stock Purchase Plan which has a stockholder approved reserve of 1,789,350 shares as of December 31, 2006. Under the 1999 Employee Stock Purchase Plan, each eligible employee may purchase up to a maximum of 10,000 shares per annum of common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date. Eligible employees may defer up to 10% of their salary, but not to exceed $25,000, in any calendar year, to purchase shares under this Plan.

(4)          Consists of shares available for future issuance under our 1996 Stock Option Plan, 1997 Stock Option Plan and the 1999 Employee Stock Purchase Plan. As of December 31, 2006, an aggregate of 1,789,350 shares of common stock were available for issuance under the 1999 Employee Stock Purchase Plan and 1,804,311 shares of common stock were available for issuance under the 1996 Stock Option Plan and 1997 Stock Option Plan. The 1999 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the Plan on the first day of each fiscal year, equal to the lesser of 1% of the outstanding shares of common stock on the first day of the fiscal year, 350,000 shares, or a lesser amount as determined by our Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, officers and beneficial owners of more than 10% of the Company’s Common Stock to file reports of ownership and reports of changes in the ownership with the Securities and Exchange Commission. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms submitted to it during or with respect to 2006, the Company believes that all officers, directors and beneficial owners of more than 10% of the outstanding Common Stock complied with all Section 16(a) requirements during or with respect to 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with related persons

Steven Goldby, the Company’s Chairman and Chief Executive Officer, is also a director of Ilypsa, Inc. The Company owns approximately 13% of the outstanding shares of Ilypsa.

Thomas Baruch, a member of the Company’s Compensation and Audit Committees, is the founder and Managing Director of CMEA Ventures, which holds a 17.5% interest in Intermolecular, Inc.; Mr. Baruch serves on Intermolecular’s board of directors and compensation committee. Steven Goldby, the Company’s Chairman and Chief Executive Officer, is also a director of Intermolecular, and Dr. W. Henry Weinberg, one of the Company’s executive officers, is a scientific advisory board member of Intermolecular. In August 2006, the Company invested $13,500,000 in exchange for approximately 13% of the outstanding shares of Intermolecular. The Company and Intermolecular also entered into a Collaborative Development and License Agreement in March 2005 and an Alliance Agreement in December 2005 pursuant to which the companies are working together to conduct research and development activities with respect to materials for use in semiconductor applications. Each party bears its own expenses. During 2006, the Company recorded $52,000 in royalty revenue from Intermolecular.

Mr. Baruch is also a director of Solyndra, Inc., and CMEA Ventures holds a minority interest in Solyndra. The Company and Solyndra are parties to a Collaborative Research and License Agreement.

In November 2006, the Company invested $400,000 in cash plus certain intellectual property with no cost basis related to sensor technology in exchange for approximately 38% of the outstanding shares of Visyx Technologies Inc. The Company has a 45% voting right in relation to its shareholdings. CMEA Ventures holds approximately 42% of the outstanding shares of Visyx and has a 49% voting right in relation to its shareholdings.

The Company believes each of the transactions described above have terms no less favorable to the Company than it could have obtained from unaffiliated third parties.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

Review, approval or ratification of transactions with related persons

As set forth in the Company’s Audit Committee charter, it is the Company’s policy that future transactions with affiliates, including any loans the Company makes to principal stockholders or other affiliates, will be on terms no less favorable to the Company than it could have obtained from unaffiliated third parties. Any transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404 will be reviewed and approved by the Company’s Audit Committee. The Audit Committee will also discuss with management the business rationale for the transactions and whether appropriate disclosures have been made. These transactions will then be subject to approval by the Company’s Board of Directors, including a majority of the independent and disinterested members or, if required by law, a majority of the Company’s disinterested stockholders.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

A number of brokers with account holders who are our stockholders are “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker. If you are holding a physical stock certificate, direct your written request to Wells Fargo Bank, N.A. Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, Minnesota 55164-0854, telephone number (877) 602-7615. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or Wells Fargo Bank, N.A., our transfer agent, at (877) 602-7615.

FORM 10-K

The Company filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2006 with the SEC on February 27, 2007. Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, upon written request to ir@symyx.com or to Investor Relations, Symyx Technologies, Inc., 415 Oakmead Parkway, Sunnyvale, California 94085.

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Santa Clara, California
April 27, 2007

Appendix A

SYMYX TECHNOLOGIES, INC.

2007 STOCK INCENTIVE PLAN

1.   Purposes of the Plan.   The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2.   Definitions.   The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supercede the definition contained in this Section 2.

          (a)  “Administrator” means the Board or any of the Committees appointed to administer the Plan.

          (b)  “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

          (c)  “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

          (d)  “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

          (e)  “Award” means the grant of an Option, SAR, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.

           (f)  “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

          (g)  “Board” means the Board of Directors of the Company.

          (h)  “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction or a Change in Control, such definition of “Cause” shall not apply until a Corporate Transaction or a Change in Control actually occurs.

           (i)  “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

           (i)  the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

          (ii)  a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

           (j)  “Code” means the Internal Revenue Code of 1986, as amended.

          (k)  “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

           (l)  “Common Stock” means the common stock of the Company.

        (m)  “Company” means Symyx Technologies, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

          (n)  “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

          (o)  “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

          (p)  “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

          (q)  “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

           (i)  a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

          (ii)  the sale, transfer or other disposition of all or substantially all of the assets of the Company;

        (iii)  the complete liquidation or dissolution of the Company;

         (iv)  any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

          (v)  acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

          (r)  “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

          (s)  “Director” means a member of the Board or the board of directors of any Related Entity.

           (t)  “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

          (u)  “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

          (v)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

         (w)  “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

           (i)  If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

          (ii)  If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

        (iii)  In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

          (x)  “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

          (y)  “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code

          (z)  “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

        (aa)  “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

       (bb)  “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

        (cc)  “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

       (dd)  “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

        (ee)  “Plan” means this 2007 Stock Incentive Plan.

         (ff)  “Related Entity” means any Parent or Subsidiary of the Company.

        (gg)  “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of

Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

       (hh)  “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

         (ii)  “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

          (jj)  “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

       (kk)  “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

         (ll)  “Share” means a share of the Common Stock.

     (mm)  “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.   Stock Subject to the Plan.

          (a)  Subject to the provisions of Section 10, below, the maximum aggregate number of Shares (including Incentive Stock Options) which may be issued pursuant to all Awards is seven hundred fifty thousand (750,000) Shares, plus any shares of Common Stock that would otherwise return to each of the Company’s 1997 Stock Plan (the “1997 Plan”) and the Company’s 2001 Nonstatutory Stock Option Plan (the “2001 Nonstatutory Plan”) as a result of forfeiture, termination or expiration of awards previously granted under each of the 1997 Plan and the 2001 Nonstatutory Plan (ignoring the termination or expiration of such plans for the purpose of determining the number of shares available under the plan); provided, however, that the maximum aggregate number of shares that may be issued pursuant to Incentive Stock Options is seven hundred and fifty thousand (750,000) shares. Notwithstanding the foregoing, any Shares issued in connection with Awards other than SARs and Options shall be counted against the limit set forth herein as two (2) Shares for every one (1) Share issued in connection with such Award (and shall be counted as two (2) Shares for one (1) Share returned or deemed not have been issued from the Plan pursuant to Section 3(b) below in connection with Awards other than Options and SARs). The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

          (b)  Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily), shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of an SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan.

4.   Administration of the Plan.

(a)   Plan Administrator.

(i)   Administration with Respect to Directors and Officers.   With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii)   Administration With Respect to Consultants and Other Employees.   With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii)   Administration With Respect to Covered Employees.   Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv)   Administration Errors.   In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)   Powers of the Administrator.   Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

           (i)  to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

          (ii)  to determine whether and to what extent Awards are granted hereunder;

        (iii)  to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

         (iv)  to approve forms of Award Agreements for use under the Plan;

          (v)  to determine the terms and conditions of any Award granted hereunder;

         (vi)  to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable)

exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction. Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock, or other Award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to shareholder approval;

        (vii)  to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

      (viii)  to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

         (ix)  to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c)   Indemnification.   In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5.   Eligibility.   Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6.   Terms and Conditions of Awards.

(a)   Types of Awards.   The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock or Restricted Stock Units, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)   Designation of Award.   Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c)   Conditions of Award.   Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, (xvii) market share, (xviii) relative or absolute share price and (xix) proforma net income. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d)   Acquisitions and Other Transactions.   The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e)   Deferral of Award Payment.   The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f)   Separate Programs.   The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g)   Individual Limitations on Awards.

(i)   Individual Limit for Options and SARs.   The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be 750,000 Shares. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii)   Individual Limit for Restricted Stock and Restricted Stock Units.   For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be 750,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.

(iii)   Deferral.   If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(h)   Early Exercise.   The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i)   Term of Award.   The term of each Award shall be no more than seven (7) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(j)   Transferability of Awards.   Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Grantee only by the Grantee. Other Awards shall be transferable by will and by the laws of descent and distribution and during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator, but only to the extent such transfers are made to family members, to family trusts, to family-controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k)   Time of Granting Awards.   The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

7.   Award Exercise or Purchase Price, Consideration and Taxes.

(a)   Exercise or Purchase Price.   The exercise or purchase price, if any, for an Award shall be as follows:

           (i)  In the case of an Incentive Stock Option:

         (A)  granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

         (B)  granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

          (ii)  In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

        (iii)  In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

         (iv)  In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

          (v)  In the case of other Awards, such price as is determined by the Administrator.

         (vi)  Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b)   Consideration.   Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

           (i)  cash;

          (ii)  check;

        (iii)  surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

         (iv)  with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

          (v)  with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares);

         (vi)  any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c)   Taxes.   No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award.

8.   Exercise of Award.

(a)   Procedure for Exercise; Rights as a Stockholder.

           (i)  Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

          (ii)  An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b)   Exercise of Award Following Termination of Continuous Service.

           (i)  An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

          (ii)  Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

        (iii)  Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.   Conditions Upon Issuance of Shares.

          (a)  If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

          (b)  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.   Adjustments Upon Changes in Capitalization.   Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Any such adjustments to outstanding Awards will be effected in a manner that precludes the material enlargement of rights and benefits under such Awards. Adjustments and any determinations or interpretations shall be made by the Administrator and its determination shall be final, binding and conclusive. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.   Corporate Transactions and Changes in Control.

(a)   Termination of Award to Extent Not Assumed in Corporate Transaction.   Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b)   Acceleration of Award Upon Corporate Transaction or Change in Control.

(i)   Corporate Transaction.   Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction.

(ii)   Change in Control.   Except as provided otherwise in an individual Award Agreement, in the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value), immediately prior to the specified effective date of such Change in Control, for all of the Shares (or other consideration) at the time represented by such Award.

(c)   Effect of Acceleration on Incentive Stock Options.   Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

12.   Effective Date and Term of Plan.   The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years indefinitely unless sooner terminated. Subject to Section 17 below and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13.   Amendment, Suspension or Termination of the Plan.

          (a)  The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 13(a).

          (b)  No Award may be granted during any suspension of the Plan or after termination of the Plan.

          (c)  No suspension or termination of the Plan (including termination of the Plan under Section 11, above) shall adversely affect any rights under Awards already granted to a Grantee.

14.   Reservation of Shares.

          (a)  The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

          (b)  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.   No Effect on Terms of Employment/Consulting Relationship.   The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16.   No Effect on Retirement and Other Benefit Plans.   Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17.   Stockholder Approval.   The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

18.   Unfunded Obligation.   Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

19.   Construction.   Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

Appendix B

SYMYX TECHNOLOGIES, INC.

2007 EXECUTIVE ANNUAL CASH INCENTIVE PLAN

The Symyx Technologies, Inc. 2007 Executive Annual Cash Incentive Plan (the “Plan”) is intended to provide an annual incentive whereby a significant portion of the selected executive’s compensation is based on his or her efforts in achieving specified performance objectives established for a given Year. The Plan is designed to attract, motivate and retain key executives on a market-competitive basis in which total cash compensation levels are closely linked with accomplishment of Symyx’s financial and strategic objectives.

Definitions

Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for the purposes of this Plan:

“Board” means the Board of Directors of Symyx Technologies, Inc.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or any such other Committee to which the Board delegates the responsibility for administering the Plan. The Committee shall consist of two or more members of the Board who are “outside directors” as defined in Code Section 162(m) and the regulations thereunder.

“Disability” means disability as defined for purposes of Section 409A of the Code.

“Joint Venture” means any partnership designated by the Committee where Symyx maintains 50% or more of the voting securities of the venture or any such lesser percentage as the Committee may determine, in its sole discretion.

“Layoff” means a termination which is not for cause but rather is due to a permanent or indefinite reduction in the work force, including, but not limited to, the elimination of a Participant’s position as a result of a facility closure, discontinuance or relocation of operations, acquisition, reorganization or sale (including the sale by Symyx of a business unit, division, product line or functionally related group of assets).

“Participant” means an eligible employee of Symyx selected for plan participation in accordance with the procedures set forth in this Plan.

“Plan” means this Symyx Technologies, Inc. 2007 Executive Annual Cash Incentive Plan as set forth herein.

“Plan Year” or “Year” means the fiscal year of Symyx

“Plan Compensation” means the amounts earned for the Year as a consequence of the Plan.

“Retirement” has the meaning prescribed by the Symyx 401(k) Plan.

“Subsidiary” means any corporation designated by the Committee in which Symyx owns an equity interest.

“Symyx” means Symyx Technologies, Inc. and its Subsidiaries and Joint Ventures.

Administration

The Committee is empowered with the following duties related to the Plan:  administer the Plan; interpret the Plan; propose, change, or eliminate features of the Plan (including terminating the Plan); and determine the rights and obligations of Participants under the Plan. The Committee may delegate these activities as it solely determines. All decisions of the Committee shall be final and binding.

Eligibility and Participation

Within the first 90 days of each Year, the Committee shall identify in writing which Symyx executives will participate in the Plan for such Year. Additions to the Plan during a Year shall be made only in the event of a promotion or new hire of an executive.

At the time of identifying the executive officers to participate in the Plan for that Year, the Committee shall also specify the objective formula on which the Plan Compensation will be based.

Performance Criteria & Maximum Incentive

Plan Compensation will be paid only upon the achievement of specific performance goals established by the Committee, in writing, within the first 90 days of each Year. In the case of a newly-hired or promoted individual added to the Plan during a Year, specific performance goals must be set before 25% of such individual’s service to Symyx for the performance period established for the individual has elapsed. Such performance goals may differ for each Plan Year and will be based on one or more of the following performance-based criteria:

•       Revenue

•       Gross margin

•       Operating income or margin

•       Earnings before interest, taxes, depreciation and amortization

•       Pre-tax profit

•       Net income

•       Proforma net income

•       Earnings per share

•       Cash flow

•       Relative or absolute share price

•       Return on equity

•       Return on assets

•       Return on investments

•       Economic Value Added

•       Market share

•       Increase in share price

•       Total stockholder return

•       Expenses

Each of these performance criteria is to be specifically defined by the Committee on a Symyx-specific basis or in comparison with the performance with other companies in the same industry. At the time the goals are established, the Committee may provide that the specific performance targets will be adjusted to exclude the effect of specified items of an unusual or nonrecurring nature, or provide that no such adjustment will be made. The maximum annual incentive award payable under the Plan to a specific Participant may not exceed one million five hundred thousand dollars ($1,500,000) for any given Plan Year. Lesser maximum target awards may also be established by the Committee for each Participant.

The Committee, in its sole discretion, may reduce or eliminate an earned award, but may not under any circumstances increase such award.

Payments

Before any payments are made under the Plan, the Committee must certify in writing that the performance goals justifying the payment of Plan Compensation have been met. Amounts earned under the Plan will generally be paid within two and a half months following the close of the Plan Year to which the performance relates but in any event will be paid by the December 31 following the end of the Plan Year to which the performance relates. Except as specified in the next paragraph, the Participant must be an active employee of Symyx on the last business day of the Plan Year in order to receive the payment of Plan Compensation when it is ultimately made. Active employment will be determined by the Committee, in its sole discretion.

Exceptions to this rule may be made, in the Committee’s sole discretion, in the cases of death, Layoff, Disability, or Retirement. The amount earned in the event of such an exception shall be prorated and payment made no later than the payment for then-active Participants for the affected Plan Year. If death, Layoff, Disability, or Retirement occurs after the close of a Plan Year, but before payment is made with respect to that Year, the Committee should not factor such event into the bonus calculation, but will retain in all cases its discretion to reduce or eliminate the earned bonus amount based on other criteria.

Miscellaneous

No Contract or Guarantee of Continued Employment.   Eligibility to participate in the Plan is not a guarantee of continued employment. The Plan does not constitute a contract of employment, and Symyx specifically reserves the right to terminate a Participant’s employment at any time with or without cause and with or without notice or assigning a reason.

No Guarantee of Plan Compensation.   Eligibility to participate in this Plan does not guarantee the payment of Plan Compensation. Participants who have accrued rights to Plan Compensation shall be general unsecured creditors of Symyx and shall not have any interest in the income or assets of Symyx

Assignments and Transfers.   With the exception of transfer by beneficiary designation, will or by the laws of descent and distribution, rights under the Plan may not be transferred or assigned.

Withholding Tax.   Symyx will deduct from all cash payments due to a Participant all non-U.S., federal, state or local income and employment taxes required by law to be withheld with respect to such payments.

Governing Law

The Plan shall be construed, administered and governed in all respects under and by the applicable internal laws of California, without giving effect to the principles of conflicts of law thereof.

Plan Amendment and Termination

The Committee may, in its sole and absolute discretion but subject to the limitations set forth below, amend, suspend or terminate the Plan at any time, with or without advance notice to Participants. Notwithstanding the foregoing, no amendment to the Plan shall be effective which would increase the maximum award payable, which would change the specified performance objectives for payment of awards, or which would modify the requirements as to eligibility for participation unless the stockholders of Symyx shall have first approved such change. Under no circumstances may the Plan be amended to permit the Committee to increase the amount of the then-current Plan Year’s target award once the performance goals for the Plan Year have been set.

Effective Date of the Plan

This Plan shall be effective on the date it is approved by the shareholders of Symyx. This approval must occur within one year after approval by the Board. Any grant of Plan Compensation prior to the approval by the shareholders of Symyx shall be void if such approval is not obtained.

SYMYX TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 12, 2007

9:00 a.m.  Pacific Daylight Time

SYMYX TECHNOLOGIES, INC.

1263 East Arques Avenue

Sunnyvale, CA 94085

Symyx Technologies, Inc.

415 Oakmead Parkway

Sunnyvale, CA  94085

Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 12, 2007.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Steven D. Goldby and Jeryl L. Hilleman, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

SEE REVERSE FOR VOTING INSTRUCTIONS

The Board of Directors Recommends a Vote FOR Items 1, 2 3 and 4.

1.	1.Election of directors:	01 Steven D. Goldby	☐ Vote FOR	☐ Vote WITHHELD
		02 Edwin F. Gambrell	all nominees	from all nominees
		03 Anthony R. Muller	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratifying the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for
	the fiscal year ending December 31, 2007.			☐ For ☐ Against ☐ Abstain

3.	Adopting the 2007 Symyx Technologies, Inc. Stock Incentive Plan.			☐ For ☐ Against ☐ Abstain

4.	Adopting the 2007 Annual Cash Incentive Plan for Executive Officers.			☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL

Address Change?  Mark Box  ☐

Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.